Exhibit 99.1
n e w s     r e l e a s e
QLT ANNOUNCES Q3 RESULTS AND PROVIDES GUIDANCE UPDATE
Research and Development Restructuring Initiated

For Immediate Release	October 25, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today reported financial results for the third quarter ended September 30, 2007. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“While the greater than 50% growth in Eligard® sales through the first three quarters of 2007 has helped to offset the decline in worldwide Visudyne® sales as we move through 2008 we now expect our overall revenue to stabilize. If the revised labeling for Aczone is approved as we would hope, we could see revenue growth whether we out-license or retain Aczone™ following a potential launch next summer,” said Bob Butchofsky, President and Chief Executive Officer. “Based on the current U.S. Food and Drug Administration (FDA) review guidelines, we expect an FDA decision on Aczone by the end of March.”
“We are very excited about the recent acquisition of the ForSight punctal plug technology and the opportunities associated with that program, and we have begun implementing our plans for rapid development of the products that we believe could emerge from that technology. As a part of that effort, in order to align our resources with our expected near term revenue, and to best ensure the success of our most advanced and promising programs, we are reprioritizing our existing research and development (R&D) programs with the net effect being a significant reduction in 2008 R&D costs and staffing levels within both R&D and SG&A functions. We anticipate this review will be completed before the end of the year and will result in overall annualized expense reductions of approximately 20%.”
Highlights:
•	Eligard guidance range increased to $175M to $185M (from a previous range of $160M to $180M) on the continued strength of sales driven primarily by expanded approvals in Europe and increasing market share for the 6-month Eligard product in the U.S.

•	Visudyne sales are stable in the U.S. and declining in Europe as expected given competitive pressures. Profitability of Visudyne is down in the third quarter, however, currently expected to improve in 2008.

•	Planning for success with Aczone through modest investment in additional key marketing and sales positions, and currently conducting market research, branding and positioning. All spending on Aczone is expected to add value to the program whether QLT decides to self-market or license Aczone.

•	R&D portfolio reprioritization with the net effect being a significant reduction in costs beginning in 2008 and reduced staffing levels in R&D and SG&A with anticipated overall annualized savings of approximately 20%.
We anticipate a restructuring charge in connection with the reprioritization with the majority of that charge being recorded in the fourth quarter of 2007.
2007 Q3 Results:
Worldwide Product Sales
Visudyne worldwide sales for the third quarter were $48.7 million, a decrease of 35.1% over the third quarter of 2006. Visudyne sales in the U.S. were $9.4 million, down 14.2% over last year, while sales in the rest of the world were $39.3 million, a decrease of 38.7% over last year. The decline in Visudyne sales during the third quarter was mainly due to the approval and reimbursement of alternative therapeutics for age-related macular degeneration (AMD) in Europe.
Eligard worldwide sales for the third quarter were $46.3 million, up 35.8% from the third quarter of 2006. Eligard sales in the U.S. were $18.7 million, up 8.4% over last year, while sales in the rest of the world were $27.7 million, an increase of 63.9% over last year. The increase in sales in the rest of world was driven by significant growth in Europe, particularly in markets where Eligard was launched during 2006.
QLT Revenues
The Company’s revenues were $28.7 million in the third quarter, down $9.6 million or 25.1% from the same period last year. Revenues from Visudyne were $14.6 million in the quarter, down 43.3% from the third quarter last year. QLT’s share of profit from Visudyne sales decreased to 18.8% compared to 24.8% in the same period last year. Spending to support Visudyne is still relatively high, but QLT and Novartis expect it to decline further in 2008. We expect that our share of profit from Visudyne sales will begin to grow again and to be in the low to mid 20% range in 2008. Eligard revenue included $7.5 million of royalty revenue, which represented approximately 16.2% of Eligard sales.
QLT Expenses
Research and development (R&D) expense in the third quarter was $10.7 million, down $2.8 million, or 21.0%, from R&D expense in the third quarter last year, primarily due to decreased spending on Atrigel programs and Aczone.
Selling, general and administrative (SG&A) expense in the third quarter was $7.1 million, down $3.0 million or 29.4%, from the third quarter last year, primarily due to decreased legal expenses associated with the TAP litigation.
Operating Income/Loss and Earnings Per Share (EPS) / Loss Per Share
Operating loss for the quarter was $2.6 million, down from operating income of $2.5 million in the third quarter last year. The $5.1 million drop year-over-year occurred primarily because the $9.6 million drop in revenue was not fully offset by the $5.8 million reduction in R&D and SG&A expenses outlined above. In addition, third quarter operating results in 2007 included $1.5 million for accrued amounts related to the Massachusetts Eye and Ear Infirmary (MEEI) judgment (calculated as 3.01% of Visudyne worldwide sales) that were not in the prior year results. That judgment has been stayed pending the outcome of the appeal filed by QLT of the District Court decision in the MEEI litigation.

Also during the quarter, the Company recorded $3.0 million of other income related to the outright purchase by the then-existing licensee of the U.S. rights to QLT USA’s BEMA Fentanyl technology.
Earnings per share was $0.00 in the third quarter, compared to a loss per share of $0.04 in the prior-year quarter. The increase occurred primarily because the prior year result included a loss of approximately $9.9 million related to discontinued operations.
Non-GAAP EPS, which excludes all charges and amounts accrued related to the MEEI judgment that is under appeal, stock compensation expense, and the gain related to the sale of BEMA Fentanyl, was $0.02 for the third quarter. Exhibits 1 and 2 provide the full detailed reconciliation between GAAP and non-GAAP EPS, for the third quarter and nine months ended September 30, 2007.
Cash and Short-term Investments
The Company’s consolidated cash balance at September 30, 2007 consisted of $172.2 million of cash and cash equivalents and $122.0 million of restricted cash. The quarter end cash position does not reflect the payment of the up-front portion of the purchase price related to the completion of the recent acquisition of ForSight Newco II, Inc., announced October 18, 2007. The restricted cash balance comprises $119.8 million in a bond related to the MEEI judgment announced in July, as well as a $2.3 million purchase price escrow amount related to the divestment in late 2006 of the Company’s generic dermatology and manufacturing facility. The Company has $172.5 million of convertible notes that may be put back to the Company in September 2008. The Company expects to add to its cash balance by proceeding with its previously announced intention to monetize the value built up in its property and headquarters in Vancouver and to continue with its goal of licensing or divesting the Atrigel systemic drug delivery technology.
Guidance
Based on recent events and current trends in Visudyne sales, QLT is projecting that Visudyne sales will range from $210 million to $216 million in 2007. Given the continued strong Eligard sales performance, the Company is now projecting that 2007 Eligard sales will be in the range of $175 million to $185 million, an increase over previously announced guidance of $160 million to $180 million.
QLT is also projecting that its SG&A expenses for 2007 will be in the range $27-28 million, up from guidance given at the beginning of the year of $22-25 million. The increase is primarily due to pre-launch commercial spending on Aczone (approximately $1.5 million), increased fees related to the MEEI litigation (approximately $1.3 million) and the 20% increase this year in our functional currency, the Canadian dollar, relative to the U.S. dollar (approximately $1.0 million).
R&D expenses for 2007 are expected to be between $45 million and $50 million.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands of United States dollars, except per share information)	2007	2006	2007	2006

(Unaudited)
Revenues
Net product revenue	$20,774	$31,609	$73,770	$119,828
Net royalties	7,517	6,118	21,931	14,948
Contract research and development	—	275	299	946
Licensing and milestones	367	244	1,020	732

	28,658	38,246	97,020	136,454

Costs and expenses
Cost of sales	9,912	10,466	30,873	32,198
Accrued amounts to MEEI(1)	1,461	—	1,461	—
Research and development	10,718	13,564	32,876	43,704
Selling, general and administrative	7,087	10,040	19,488	27,614
Depreciation	1,632	1,622	4,795	4,727
Litigation	265	—	110,162	—
Restructuring charge (recovery)	177	4	1,035	(190)

	31,252	35,696	200,690	108,053

Operating (loss) income	(2,594)	2,550	(103,670)	28,401

Investment and other income (expense)
Net foreign exchange (losses) gains	(863)	581	(1,285)	(2,886)
Interest income	3,818	5,492	11,163	15,327
Interest expense	(2,735)	(1,636)	(5,965)	(4,854)
Other	3,161	979	4,429	2,771

	3,381	5,416	8,342	10,358

Income (loss) from continuing operations before income taxes	787	7,966	(95,328)	38,759

Recovery (provision) for income taxes	(176)	(1,771)	32,313	(11,669)

Income (loss) from continuing operations	611	6,195	(63,015)	27,090

Loss from discontinued operations, net of income taxes	(265)	(9,941)	(436)	(11,219)

Net income (loss)	$346	$(3,746)	$(63,451)	$15,871

Basic net income (loss) per common share
Continuing operations	$0.01	$0.07	$(0.84)	$0.31
Discontinued operations	(0.00)	(0.12)	(0.01)	(0.13)

Net income (loss)	$0.00	$(0.04)	$(0.85)	$0.18

Diluted net income (loss) per common share
Continuing operations	$0.01	$0.07	$(0.84)	$0.31
Discontinued operations	(0.00)	(0.12)	(0.01)	(0.13)

Net income (loss)	$0.00	$(0.04)	$(0.85)	$0.18

Weighted average number of common shares outstanding (in thousands)
Basic	74,618	83,831	75,003	87,734
Diluted	74,624	83,831	75,003	87,785

(1)	Amount accrued as 3.01% of Visudyne sales since June 30, 2007, pursuant to and pending outcome of appeal of the judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	September 30,	December 31,
(In thousands of United States dollars)	2007	2006

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$172,175	$299,053
Short-term investment securities	—	75,163
Restricted cash	122,037	3,916
Accounts receivable	24,954	38,872
Income taxes receivable	7,291	4,049
Inventories	15,601	34,268
Current portion of deferred income tax assets	57,686	8,657
Other	17,100	14,031

	416,844	478,009

Property, plant and equipment	54,610	50,497
Deferred income tax assets	7,391	9,838
Goodwill	93,923	98,641
Long-term inventories and other assets	24,299	2,121

	$597,067	$639,106

LIABILITIES
Current liabilities
Accounts payable	$9,543	$15,255
Income taxes payable	9	29
Accrued restructuring charge	300	2,383
Accrued liabilities	118,932	125,805
Convertible debt	172,500	—
Current portion of deferred revenue	13,508	11,508
Current portion of deferred income tax liabilities	11,496	—

	326,288	154,980

Deferred income tax liabilities	66	5,483
Uncertain tax position liabilities	2,008	—
Deferred revenue	3,306	2,929
Long-term debt	—	172,500

	331,668	335,892

SHAREHOLDERS’ EQUITY
Common shares	702,221	708,206
Additional paid in capital	118,811	114,724
Accumulated deficit	(667,907)	(603,251)
Accumulated other comprehensive income	112,274	83,535

	265,399	303,214

	$597,067	$639,106

As at September 30, 2007, there were 74,620,328 issued and outstanding common shares and 5,832,772 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

2007 Third Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 1

				Three months ended
	Three months ended			September 30, 2007
	September 30, 2007			Adjusted
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$20.8	$—		$20.8
Net royalties	7.5	—		7.5
Contract research and development	—	—		—
Licensing and milestones	0.4	—		0.4

	28.7	—		28.7

Cost and expenses
Cost of sales	(9.9)	0.0	(a)	(9.9)
Accrued amounts to MEEI	(1.5)	1.5	(b)	—
Research and development	(10.7)	0.5	(a)	(10.2)
Selling, general and administrative	(7.1)	0.3	(a)	(6.7)
Depreciation	(1.6)	—		(1.6)
Litigation	(0.3)	0.3	(c)	—
Restructuring charge	(0.2)	0.2	(d)	—

	(31.3)	2.8		(28.4)

Operating (loss) income	(2.6)	2.8		0.2

Investment and other income (expense)
Net foreign exchange losses	(0.9)	—		(0.9)
Interest income	3.8	—		3.8
Interest expense	(2.7)	1.1	(b)	(1.6)
Other	3.2	(3.0)	(e)	0.2

	3.4	(1.9)		1.5

Income from continuing operations before income taxes	0.8	0.9		1.7

Recovery (provision) for income taxes	(0.2)	0.4	(f)	0.2

Income from continuing operations	0.6	1.3		1.9

Loss from discontinued operations, net of income taxes	(0.3)	—		(0.3)

Net income	$0.3	$1.3		$1.6

Basic net income (loss) per common share:
Continuing operations	$0.01			$0.03
Discontinued operations	(0.00)			(0.00)

Net income (loss)	$0.00			$0.02

Diluted net income (loss) per common share:
Continuing operations	$0.01			$0.03
Discontinued operations	(0.00)			(0.00)

Net income (loss)	$0.00			$0.02
Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6
Adjustments:
(a)   Remove stock based compensation.
(b)   Remove accrued amounts to MEEI and related interest expense.
(c)   Remove patent litigation charge.
(d)   Remove restructuring charge.
(e)   Remove the gain on sale of BEMA technology.
(f)   Remove the income tax impact of the above adjustments.
(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2007 Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 2

					Nine months ended
	Nine months ended				September 30, 2007
	September 30, 2007				Adjusted
(In millions of United States dollars, except per share information)	GAAP	Adjustments			Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$73.8	$—			$73.8
Net royalties	21.9	—			21.9
Contract research and development	0.3	—			0.3
Licensing and milestones	1.0	—			1.0

	97.0	—			97.0

Cost and expenses
Cost of sales	(30.9)	0.0	(a)		(30.9)
Accrued amounts to MEEI	(1.5)	1.5	(b)		—
Research and development	(32.9)	1.6	(a)		(31.3)
Selling, general and administrative	(19.5)	1.3	(a),	(c)	(18.2)
Depreciation	(4.8)	—			(4.8)
Litigation	(110.2)	110.2	(d)		—
Restructuring charge	(1.0)	1.0	(e)		—

	(200.7)	115.5			(85.2)

Operating (loss) income	(103.7)	115.5			11.9

Investment and other income (expense)
Net foreign exchange losses	(1.3)	—			(1.3)
Interest income	11.2	—			11.2
Interest expense	(6.0)	1.1	(b)		(4.9)
Other	4.4	(4.0)	(f)		0.4

	8.3	(2.9)			5.4

(Loss) income from continuing operations before income taxes	(95.3)	112.6			17.3

Recovery (provision) for income taxes	32.3	(35.8)	(g)		(3.5)

(Loss) income from continuing operations	(63.0)	76.8			13.8

(Loss) from discontinued operations, net of income taxes	(0.4)	—			(0.4)

Net (loss) income	$(63.5)	$76.8			$13.4

Basic net (loss) income per common share:
Continuing operations	$(0.84)				$0.18
Discontinued operations	(0.01)				(0.01)

Net (loss) income	$(0.85)				$0.18

Diluted net (loss) income per common share:
Continuing operations	$(0.84)				$0.18
Discontinued operations	(0.01)				(0.01)

Net (loss) income	$(0.85)				$0.18

Weighted average number of common shares outstanding (in millions)
Basic	75.0				75.0
Diluted	75.0				75.0
Adjustments:
(a)   Remove stock based compensation.
(b)   Remove accrued amounts to MEEI and related interest expense.
(c)   Remove impairment of equipment.
(d)   Remove patent litigation charge.
(e)   Remove restructuring charge.
(f)   Remove the gain on sale of BEMA technology.
(g)   Remove the income tax impact of the above adjustments.
(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference Call Information
QLT Inc. will hold an investor conference call to discuss third quarter 2007 results on Thursday, October 25 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 2122, followed by the “#” sign.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of the Securities Act (Ontario). Forward-looking statements include, but are not limited to: our expectations regarding projected 2007 sales of Visudyne and Eligard and the potential for those products and Aczone to generate increased revenue in 2009 and beyond, our projections of 2007 SG&A and R&D expenses, our projections with respect to QLT’s future share of profit from Visudyne, the outcome of the FDA’s decision on the pending application to remove the label restriction on Aczone and the Company’s expectations that the current marketing expenditures related to Aczone will add future value to that product irrespective of the outcome of the FDA decision, our expectations that we will realize significant cost savings from the R&D reprioritization, the expectations of the Company that it can raise additional cash from the monetization of its property and technology, and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “expects” and “outlook.” Such forward-looking statements and information include statements with respect to expectations with respect to QLT’s future cash, revenues, sales, expenses, future products and programs, and in-licensing, acquisition or financing transactions. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations in primary markets might impact financial results; the risk that future sales of Visudyne and Eligard may be less than expected (including as a result of the timing and impact of existing competitive products and/or new products launched by competitors and the level of physician acceptance of Visudyne in combination with other agents); the Company’s reliance on third parties for the manufacture and marketing of Visudyne and Eligard; our expectation that we will appeal the MEEI decision; the cost of litigation can be unpredictable and may increase our 2007 SG&A expenses and adversely affect financial condition beyond what is currently expected; general economic conditions and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.